Exhibit 10.1
CONSULTING AGREEMENT
This consulting agreement (this “Agreement”) is made effective for all purposes and in all respects as of September 29, 2006 the date of the last signature hereto (the “Effective Date”), by and between Boston Life Sciences, Inc., a Delaware corporation with its principal offices located at 85 Main Street, Hopkinton, MA 01748 (hereinafter referred to as “BLSI”), and Robert S. Langer, Jr., Sc.D. (hereinafter referred to as “Consultant”).
WHEREAS, BLSI desires to engage Consultant to perform certain duties as shall be assigned to Consultant by BLSI from time to time;
WHEREAS, Consultant desires to be so engaged by BLSI; and
WHEREAS, BLSI and Consultant desire to set forth in writing the terms and conditions of their agreements and understandings.
NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:
1.	Duties of Consultant. Consultant shall perform such duties as shall be assigned to Consultant by BLSI, including, but not limited to providing scientific and business consulting services. Consultant further agrees to be available at mutually agreeable times during the term of this Agreement. Consultant agrees to perform this work in a prompt, efficient and professional manner.

2.	Term of Engagement. The term of Consultant’s engagement hereunder (the “Term”) shall commence as of the Effective Date and shall continue until either BLSI or Consultant shall terminate such engagement without cause upon not less than twenty days prior written notice to the other party. BLSI may immediately terminate this Agreement at any time upon written notice to Consultant in the event of a breach of this Agreement by Consultant which cannot be cured (e.g., a breach of Section 5) or in the event that Consultant is accused of a felony or materially unethical conduct. In addition, BLSI may terminate this Agreement for cause at any time upon ten (10) days prior written notice to Consultant. Cause shall mean (i) a material breach by Consultant of this Agreement where such breach can be cured and is not remedied within such ten (10) day period, (ii) the physical or mental inability of Consultant to perform the consulting services contemplated under this Agreement or (iii) the unsatisfactory performance of the consulting services contemplated under this Agreement which unsatisfactory performance is not remedied within such ten (10) day period. Notwithstanding the foregoing, Consultant’s covenants and obligations set forth in Sections 5, 6, 7 and Section 11 hereof shall survive the termination of this Agreement for any reason.

3.	Compensation. Subject to compliance by Consultant with this Agreement, BLSI shall pay Consultant $13,125 per calendar quarter, in arrears (pro-rated on a per diem basis in the case of any partial quarters during the Term). During the Term, BLSI shall not be obligated, under any circumstances, to pay for, or keep in effect, any hospitalization, health or life insurance for the benefit of Consultant, to pay any employment or similar taxes, to make any tax withholdings or to provide any benefits that BLSI provides to its employees.

4.	Expenses Incurred. During the Term, BLSI shall reimburse Consultant for all reasonable travel and other business expenses paid or incurred by Consultant in connection with the performance of Consultant duties hereunder, upon presentation of expense statements, vouchers or other evidence of expenses providing the detail required by BLSI.

5.	Treatment of Information.
A.	Consultant acknowledges that he shall or may be making use of, viewing and adding to confidential information of a special and unique nature and value relating to such matters as BLSI’s trade secrets, systems, designs, methods, computer software programs, documentation, manuals, white papers, other confidential reports and communications and lists of and information relating to suppliers, customers and prospects (“Confidential Information”). Consultant further acknowledges that any information and materials received by BLSI from third parties in confidence shall be included in the definition of Confidential Information. Consultant agrees that he shall not directly or indirectly disclose, divulge, reveal, report, publish, transfer or use, for any purpose whatsoever, any Confidential Information to any third party without the express authorization by BLSI. Consultant agrees not to make any copies of the Confidential Information (except when appropriate for the furtherance of this Agreement or duly and specifically authorized to do so). As any breach by Consultant of his covenants and agreements in this section may cause irreparable injury to BLSI that cannot be redressed by the payment of monies, BLSI shall be entitled to enjoin any such threatened or continuing violation. Consultant acknowledges that BLSI holds all right, title, and interest in and to all tangible and intangible incidents of the Confidential Information, including, without limitation, all trade secrets, copyrights, patent rights and derivative works pertaining thereto, and that this Agreement conveys to Consultant only a limited right to use the Confidential Information in the course of performing this Agreement. Such right is fully revocable in accordance with the provisions of this Agreement. Consultant further agrees that, except for such right of use, he shall not assert any right, title, or interest in or to the Confidential Information and shall hold all Confidential Information in strict confidence.

B.	Confidential Information shall not include information which is or becomes publicly available without breach of (i) this Agreement, (ii) any other agreement or instrument to which BLSI is a party or a beneficiary or (iii) any duty owed to BLSI by Consultant or any third party; provided, however, that Consultant hereby acknowledges and agrees that if Consultant shall seek to disclose, divulge, reveal, report, publish, transfer or use any Confidential Information to any third party, Consultant shall bear the burden of proving that any such information shall have become publicly available without any such breach. Disclosure of Confidential Information shall not be prohibited if such disclosure is directly pursuant to a valid and existing order of a court or other governmental body or agency; provided, however, that (i) Consultant shall first have given prompt notice to BLSI of any such possible or prospective order (or proceeding pursuant to which any such order may result) and (ii) BLSI shall have been afforded a reasonable opportunity to prevent or limit any such disclosure. Consultant agrees to return all Confidential Information, and all documentary, machine-readable or other elements or evidence of such Confidential Information and any copies thereof, in Consultant possession or under Consultant control at the request of BLSI or, in the absence of such a request, upon the termination of this Agreement.

C.	All Developments shall be “works made for hire” and the exclusive property of BLSI. Consultant shall promptly and fully disclose to BLSI all Developments. Consultant shall keep and maintain complete records of all Developments and of all work carried out by Consultant under the terms of this Agreement. These records shall also be “works made for hire” and the exclusive property of BLSI. Consultant may keep one copy of these records in Consultant’s files solely for reference purposes. Consultant assigns to BLSI all of Consultant’s right, title and interest in and to any and all Developments. During and after the term of this Agreement, Consultant will cooperate fully in obtaining patent and other proprietary protection for any and all Developments, all in the name of BLSI and at BLSI’s cost and expense, and, without limitation, shall execute and deliver all requested applications, assignments and other documents, and take such other measures as BLSI shall reasonably request, in order to perfect and enforce BLSI’s rights in any and all Developments. Consultant hereby appoints BLSI his attorney-in-fact to execute and deliver any such documents on behalf of Consultant in the event Consultant shall fail to do so. Consultant shall not use any third party intellectual property or facilities in performing the consulting services contemplated by this Agreement or engage in any other activities that would result in a third party having an ownership interest in any Developments.

For purposes of this Agreement, “Development” means ideas, concepts, discoveries, inventions, developments, improvements, know-how, trade secrets, methodologies, biological substances, materials, devices, equipment, algorithms, notation systems, computer software and hardware, data, documentation and reports (whether or not protectible under state, federal or foreign patent, trademark, copyright or similar laws) that are developed or conceived or reduced to practice by Consultant (i) during the term of this Agreement and (ii) (a) in performance of the consulting services rendered under this Agreement, (b) by use of BLSI’s intellectual property, equipment or facilities or (c) otherwise at BLSI’s expense.

6.	Indemnification. Consultant agrees to indemnify BLSI and pay all BLSI damages and all other costs associated with third party claims arising out of Consultant’s negligent performance or actions under this Agreement.
7.	Limited Non-competition. During the term of this Agreement and for a period of one year thereafter, Consultant shall not provide consulting services to any business or entity with respect to a project or product which competes with a project or product of BLSI and/or for which Consultant provides or provided consulting services under this Agreement, including any project that relates to diagnostic imaging agents for CNS disorders and drug programs for neuroregenerative and neurodegenerative disorders.
8.	No Prior Agreements. Consultant represents that his performance under this Agreement does not and shall not breach any fiduciary or other duty or any covenant, agreement or understanding (including, without limitation, any agreement relating to any obligation with respect to proprietary information, non-solicitation, non-competition, or knowledge or data acquired by Consultant in confidence, trust or otherwise prior to or during Consultant’s engagement by BLSI) to which Consultant is a party or by the terms of which Consultant may be bound. Consultant covenants and agrees that he shall not disclose to BLSI, or induce BLSI to use, any such proprietary information, knowledge or data belonging to any previous or concurrent employer or client or others.
9.	BLSI and Government Regulations; No Debarment. In performing the consulting services contemplated by this Agreement, Consultant agrees to comply with all business conduct, regulatory and health and safety guidelines or regulations established by BLSI or any governmental authority with respect to the business of the BLSI. Consultant represents, warrants and agrees that he has not been, and during the term of this Agreement, will not be, debarred by the Food and Drug Administration from working in or providing services to any pharmaceutical or biotechnology company under the Federal Food, Drug and Cosmetic Act, or under any other applicable law. Consultant agrees to immediately notify BLSI if Consultant becomes aware of any such circumstances during the term of this Agreement.
10.	Independent Contractor. Consultant shall at all times be an independent contractor hereunder, and not a co-venturer, agent, employee or representative of BLSI, and no act, action or omission to act of Consultant shall in any way be binding upon or obligate BLSI. No change in Consultant’s duties as a consultant of BLSI shall result in, or be deemed to be, a modification of the terms of this Agreement. Consultant shall not be treated as an employee for Federal tax purposes. Consultant hereby represents and warrants to BLSI that he is an independent contractor for Federal, state and local tax purposes. Further, Consultant hereby covenants and agrees to pay any and all Federal, state and local taxes required by law to be paid by an independent contractor, including, without limitation, any taxes imposed by the Self Employment Contribution Act.
11.	Governing Law and Venue. In view of the fact that the principal office of BLSI is located in Massachusetts, the construction and interpretation of this Agreement shall at all times and in all respects be governed by the substantive laws of Massachusetts, without regard to its rules regarding conflicts of law. Any legal action taken by either party shall take place in the State of Massachusetts. In the event of any legal action or claim concerning the terms of this Agreement or the performance of any party under the terms of this agreement, all reasonable legal fees, costs and expenses of the prevailing party relating to such legal action or claim shall promptly be paid by the other party.
12.	Notices. Any notice required to be given hereunder shall be sufficient if in writing, and received by courier service (with proof of service) or certified or registered mail (return receipt requested, first-class postage prepaid), in the case of Consultant, to Consultant address as shown on BLSI’s records, and, in the case of BLSI, to its principal office.
13.	General. This Agreement contains the entire agreement between the parties and supersedes all proposals, representations, negotiations, agreements and other communications between the parties, whether written or oral. No change or modification hereof shall be valid or binding unless the same is in writing and signed by the party intended to be bound. This Agreement shall be binding upon, and shall inure to the benefit of, BLSI and Consultant, and their respective successors. However, Consultant may not assign this Agreement or any duties hereunder without the express written authorization of BLSI. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions hereof shall not affect the validity and enforceability of the other provisions hereof. The headings and other captions in this Agreement are for convenience and reference only and shall not be used in interpreting, construing or enforcing any of the provisions of this Agreement. Neither party shall be liable for the failure to perform its obligations under this Agreement due to events beyond such party’s reasonable control including, but not limited to, strikes, riots, wars, fire, acts of God or acts in compliance with any applicable law, regulation or order (whether valid or invalid) of any court or governmental body. No waiver of any provision of this Agreement shall be valid unless the same is in writing and signed by the party against whom such waiver is sought to be enforced; moreover, no valid waiver of any provision of this Agreement at any time shall be deemed a waiver of any other provision of this Agreement at such time or shall be deemed a valid waiver of such provision at any other time.
14.	Counterparts. This Agreement may be executed by fax and in two or more counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.
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IN WITNESS WHEREOF, BLSI and Robert S. Langer have duly executed this Agreement intending to be bound thereby.
Signed for and on behalf of BOSTON LIFE SCIENCES, INC.:

Signature:	/s/ Mark Pykett	Date: 9-29-06

Mark Pykett
President & Chief Operating Officer

Signed for and on behalf of Robert S. Langer

Signature:	/s/ Robert S. Langer	Date: 9-27-06